Exhibit 99.1

Resources Connection, Inc. Announces Quarterly Dividend and Dividend Payment Date

IRVINE, Calif.--(BUSINESS WIRE)--October 20, 2023--Resources Connection, Inc. (Nasdaq: RGP) (the “Company”) announced today that the Board of Directors has approved a cash dividend of $0.14 per share, payable on December 14, 2023 to all stockholders of record on November 16, 2023.

ABOUT RGP

Recently named among Forbes’ World’s Best Management Consulting Firms for 2023, RGP is a global consulting firm focused on project execution services that power clients’ operational needs and change initiatives utilizing on-demand, expert and diverse talent. As a next-generation human capital partner for our clients, we specialize in co-delivery of enterprise initiatives typically precipitated by business transformation, strategic transactions or regulatory change. Our engagements are designed to leverage human connection and collaboration to deliver practical solutions and more impactful results that power our clients’, consultants’ and partners’ success.

A disruptor within the professional services industry since our founding in 1996, today the Company embraces our highly differentiated agile delivery model. We attract top-caliber professionals with in-demand skill sets who seek a workplace environment characterized by choice and control, collaboration and human connection. The trends in today’s marketplace favor flexibility and agility as businesses confront transformation pressures, severe skilled labor shortages and speed-to-market challenges. As talent preferences continue to shift in the direction of flexibility, employers competing in today’s business environment must rethink the way work gets done and consider implementing new, more agile workforce strategies. Our client engagement and talent delivery model offers speed and agility, strongly positioning us to help our clients transform their businesses and workplaces, especially at a time where high-quality talent is scarce and reliance on a flexible workforce to execute transformational projects is increasingly imperative.

With approximately 3,800 professionals collectively engaged with over 1,900 clients around the world from 41 physical practice offices and multiple virtual offices, we are their partner in delivering on the “now of work.” Headquartered in Irvine, California, RGP is proud to have served 88% of the Fortune 100.

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

Contacts

Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com

Investor Contact:
Jennifer Ryu, Chief Financial Officer
(US+) 1-714-430-6500
jennifer.ryu@rgp.com